EXHIBIT 99.1



          Invista Capital Management, Inc.
          Item 3 Classification:
          (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940



          Princor Management Corporation
          Item 3 Classification:
          (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
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